Exhibit 10.4

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement is made this 24th day of April 2007, by Highland Hospitality Corporation, a Maryland Corporation (the “REIT”), with its principal place of business at 8405 Greensboro Drive, Suite 500, McLean, VA 22102 and Douglas W. Vicari, residing at 464 Oradell Avenue, Oradell, New Jersey 07649 (the “Executive”).

WHEREAS, the Company and the REIT entered into that certain Employment Agreement dated October 24, 2003 and amended on March 29, 2004 and May 23, 2006 (as amended, the “Employment Agreement”) with the Executive;

WHEREAS, the parties have agreed to amend the Employment Agreement to provide for orderly determination and payment of any adjustments to the Gross-Up Amount (as defined in the Employment Agreement) and indemnification of the Executive with respect to legal and accounting costs related thereto; and

WHEREAS, Highland Hospitality, L.P. has consented to this Third Amendment.

NOW THEREFORE, the parties agree that Section 6(d)(v)(C) of the Employment Agreement shall be amended by the addition of new Sub-Sections 6(d)(v)(C)(a)-(c) which shall read as follows:

(a) In order to provide for orderly determination and payment of any adjustments required by the preceding paragragh, the following rules shall apply. In the event that the Company (or its successor) elects not to contest a claim by the Internal Revenue Service (or state or local revenue authorities) or exhausts its remedies pursuant to Section 6(d)(v)(C)(b) and the Executive thereafter is required to make a payment of any additional excise tax or income tax (and penalties or interest), the Accounting Firm shall determine the amount of the underpayment of the Gross-Up Amount that has occurred and any such underpayment shall be promptly paid by the Company (or its successor) to or for the benefit of the Executive. In addition to the obligations of the Company (or its successor) described in this Section 6(d)(v)(C), and without regard to whether the Company (or its successor) determines that the claim should be contested, the Company (or its successor) shall indemnify and hold the Executive harmless for the cost of reasonable legal or accounting fees incurred by the Executive with respect to such claim of Internal Revenue Service (or state or local revenue authorities). If it is determined that a Gross-Up Amount that is initially paid by the Company to the Executive was made in an amount that is greater than what should have been made, the Executive shall promptly pay to the Company the amount of such overpayment as soon as administratively practicable after the Company notifies the Executive of (i) the Accounting Firm’s determination that such an overpayment was made and (ii) the amount to be repaid; provided however, that if the Executive has already filed a tax return with respect to such overpayment or paid withholding or estimated tax payments based on such overpayment, then such claim for reimbursement of an overpayment shall be treated as a claim for repayment upon receipt of a refund described in Section 6(d)(v)(C)(c) and the Executive shall repay such amount following receipt of any such refund, and, provided further, that the Executive shall be required to refund as an overpayment only that amount as does not result in the Executive receiving an aggregate benefit that is net of all taxes (and penalties and interest) no less than what the Executive would have received had no overpayment been made.

(b) The Executive shall notify the Company (or its successor) in writing of any claim by the Internal Revenue Service (or state or local revenue authorities) that, if successful, would require the payment by the Company (or its successor) of an additional Gross-Up Amount. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive receives notice in writing of such claim and shall apprise the Company (or its successor) of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or its successor) (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company (or its successor) notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company (or its successor) any information reasonably requested by the Company (or its successor) relating to such claim,

(ii) take such action in connection with contesting such claim as the Company (or its successor) shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company (or its successor),

(iii) cooperate with the Company (or its successor) in good faith in order effectively to contest such claim, and

(iv) permit the Company (or its successor) to participate in any proceedings relating to such claim; provided, however, that the Company (or its successor) shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any excise tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(d)(v)(C), and provided that the Company (or its successor) complies with this Section 6(d)(v)(C), the Company (or its successor) shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company (or its successor) shall determine; provided, however, that if the Company (or its successor) directs the Executive to pay such claim and sue for a refund, the Company (or its successor) shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any excise tax or income tax (including interest or penalties with respect thereto) imposed with respect to the such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s (or its successors) control of the contest shall be limited to issues with respect to which a Gross-Up Amount would be payable hereunder and the executive officer shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(c) If, after the receipt by the Executive of an amount advanced by the Company (or its successor) pursuant to Section 6(d)(v)(C)(b), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s (or its successor’s) complying with the requirements of this Section 6(d)(v)(C)) promptly pay to the Company (or its successor) the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company (or its successor) pursuant to Section 6(d)(v)(C)(b), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company (or its successor) does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the adjusted Gross-Up Amount required to be paid.

IN WITNESS WHEREOF, the parties have executed this Third Amendment to Employment Agreement as of the day and year first above written.

HIGHLAND HOSPITALITY CORPORATION

By:	/s/ James L. Francis
Name:	James L. Francis
Title:	President and CEO

DOUGLAS W. VICARI

/s/ Douglas W. Vicari

Consent of Highland Hospitality, L.P.

Highland Hospitality, L.P. hereby consents to this Third Amendment to the Employment Agreement of Douglas W. Vicari.

HIGHLAND HOSPITALITY, L.P.
By: HHC GP Corporation, its general partner

By:	/s/ James L. Francis
Name:	James L. Francis
Title:	President and CEO